Exhibit 10.9*	Employment Agreement with D. W. Dowe

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT, is made and entered into as of August   , 2007 (hereinafter “Agreement”) by and between American Home Food Products, Inc., a New York corporation (“the Company”) and Daniel W. Dowe (“Executive”):

          WHEREAS, AHFP and Executive are mutually agreeable to entering into a binding employment agreement pursuant to the terms and conditions set forth herein,

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0	SCOPE OF ENGAGEMENT

1.1

Term: AHFP shall employ Executive for a three (3) year period commencing upon the date of this Agreement and continuing until the third (3th) anniversary thereof, unless terminated pursuant to Section 4.0 below, but shall continue to the Fifth (5th) anniversary if more than $1,500,000 of the Redeemable Convertible Preferred Stock offering is still issued and outstanding. If at the conclusion of the third (3rd) anniversary less than $1,500,000 of the Redeemable Convertible Preferred Stock offering is issued and outstanding, Executive shall have the sole right to extend the Term of this Agreement for another three (3) year period.

1.2

Duties: AHFP agrees to employ and Executive agrees to serve AHFP as its Chairman, Chief Executive Officer and President during the Term of this Agreement and shall have and undertake the duties and responsibilities commensurate with these positions. Executive shall report to the Board of Directors of AHFP and shall be the highest ranking executive officer of AHFP during the Term. Any change in the titles, duties and responsibilities of the Executive shall require the prior written consent of the Executive. Executive shall have final executive authority over all operational and financial functions at AHFP, including personnel decisions, except for executive compensation which shall be subject to the approval of AHFP’s full board of directors, unless the board shall delegate a committee of the board to make final determinations on executive compensation. During the term of this Agreement, Executive shall use his best efforts to promote the best interests of AHFP in the normal course of business. Executive shall not engage in any other activity, which could reasonably be expected to interfere materially with the performance of his duties, services and responsibilities hereunder. Executive may assume directorship positions, including board committee assignments, at other private and public companies, but shall not undertake operating executive functions outside of AHFP or one of its wholly- or partially-owned subsidiaries, without the prior written consent of AHFP’s board of directors.

COMPENSATION

2.1

COMPENSATION. Upon the execution of this Agreement, for the duration of Calendar Year 2007, Executive shall receive an annual base salary equal to two hundred thousand dollars ($200,000.00), or such greater sum as may be fixed by the board of directors in accordance with AHFP’s policy on executive compensation (“Base Salary”). Any and all bonus compensation payable to Executive, if any, for calendar year 2007 shall be at the sole discretion of the board of directors and shall be paid to Executive in addition to the Base Salary (“Bonus”). AHFP may withhold from Base Salary and Bonus all applicable federal, state and local withholding taxes. For the duration of the Term after December 31, 2007, the Base Salary and Bonus shall be determined by the board of directors and Executive, however in all subsequent years up to the conclusion of the Term, the Base Salary shall never be lower than the Base Salary in 2007.

INITIAL CONTRACT COMPENSATION. In recognition of the professional services undertaken by Executive to develop a business plan for AHFP, identify Artisanal Cheese, LLC as an acquisition target, transactional structuring, personally guarantying sellers’ financing and arranging acquisition financing Executive shall be paid the sum of one hundred thousand dollars ($100,000.00) (“Initial Contract Compensation”) payable in two installments, as follows: the first fifty thousand dollars ($50,000.00) shall be paid upon the signing of this Agreement and the remaining fifty thousand dollars ($50,000.00) shall be paid upon AHFP closing the necessary debt financing or the completion of the maximum equity offering contemplated in its acquisition of Artisanal Cheese, LLC. This Initial Contract Compensation shall not be deemed Bonus compensation for calendar year 2007.

BONUS COMPENSATION CRITERIA. In determining Bonus payable to Executive, the board of directors of AHFP shall have full discretion in the awarding of any such Bonus, but in determining if a Bonus shall be granted it shall consider the following overall criteria: annual increase in earnings per share, annual revenue growth, management of operating and capital budgets, investor relations efforts, market capitalization, corporate-wide execution of the AHFP’s business plan and strategic objectives including Executive’s role in identifying and completing acquisitions, mergers, strategic alliances, launching of new business lines and the raising of capital for AHFP.

Any Bonus shall be finalized by the board of directors and paid to the Executive by February 15th (“Bonus Payment Date”) of each year and shall be based on the above criteria in the previous calendar year throughout the duration of the Term. Any compensation due to Executive, whether Base Salary or Bonus that accrues during the final calendar year of the Term shall be paid to Executive by the Bonus Payment Date even if the Term has expired.

STOCK COMPENSATION. As of the date of this Employment Agreement, Executive shall be granted a stock option to purchase that number of shares of

AHFP’s $.001 par value common stock (Common Stock) that equals twelve percent (12%) of the Common Stock issued and outstanding on a fully-diluted basis assuming all shares of the AHFP’s Redeemable Convertible Preferred Stock (“Preferred Stock”) were converted into Common Stock at the conversion price of thirty cents ($.30) per share, as more specifically set forth in the Stock Option Agreement of even date herewith.

BENEFITS. Executive shall be entitled to full reimbursement of his current family life and medical benefit coverage, including medical, dental and prescription. Executive shall be reimbursed for a monthly parking allowance of no greater than five hundred dollars per month ($500.00) and reimbursement for corporate use of his personal automobile for business development purposes only (not including daily commutation) at a rate of $.30 per mile. Subject to AHFP standard rules and practices, Executive shall be reimbursed for all reasonable and necessary business expenses incurred by Executive in the ordinary course of business on behalf of AHFP, subject to the presentation of appropriate documentation and approval, in accordance with policies approved by AHFP.

VACATION. In accordance with standard company policy on absenteeism during regular business hours and peak business cycle at the AHFP, in any calendar year Executive shall be entitled to four (4) weeks vacation whereby no more than ten (10) business days can be taken at any one time. Executive shall reserve the right to take the time or receive cash compensation equal to the time worked at AHFP in lieu of vacation days at the same Base Salary rate in effect at the time.

3.0	CONFIDENTIAL OR PROPRIETARY INFORMATION.

3.1

Definition of Confidential and Proprietary Information. “Confidential” and “Proprietary” Information means any information: (a) from which the AHFP shall provide to Executive involving its business strategy, plans, operations and employees which information is not generally known to the public or to other persons who can obtain economic value from its disclosure or use, or (b) which is not generally known to the public and which, if disclosed, could cause embarrassment or other harm to the AHFP, or (c) that is obtained by Executive from third-party resources or information which Executive had reason to know that such information was secured unlawfully. Examples of Confidential and Proprietary Information include, but are not limited to, business plans, marketing strategies, acquisition targets, trade secrets, business opportunities, information regarding pending transactions involving the AHFP, customer lists, financial data (both historical and projected), tax information and personnel information pertaining to the AHFP or third-party information disclosed to the AHFP.

3.2

Nondisclosure and Nonuse of Confidential and Proprietary Information. During the Term and three (3) years after the Term, including any extensions of the Term, Executive will not disclose to any person in any manner any Confidential and

Proprietary Information except with the prior written authorization of an authorized official of the AHFP. Executive agrees to cooperate with the AHFP and to use its best efforts, to prevent the unauthorized disclosure, use, publication or reproduction of any Confidential and Proprietary Information. In the event, Executive is served with a subpoena or any other legal demand for information under federal or state law (“Discovery Request”) demanding the disclosure of any information about the AHFP, including, but not limited to Confidential and Proprietary Information, Executive shall be required to tender a copy of said Discovery Request to the AHFP within one (1) business day from its receipt of said subpoena. Upon its receipt of the Discovery Request from Executive, the AHFP shall take whatever actions necessary to quash the Discovery Request and until a court of competent jurisdiction shall dismiss the AHFP’s motion to quash the Discovery Request, Executive shall refrain from tendering any information to the third-party that issued the subpoena.

3.3

Confidential and Proprietary Information of Others. The obligations of Executive pursuant to this Agreement will also apply to Confidential and Proprietary Information belonging to the AHFP customers, suppliers, joint venturers, licensors and others with whom the AHFP does business.

3.4

Return of Materials. Upon the cessation of any future role with the AHFP for any reason, Executive will immediately deliver to the AHFP all tangible materials containing or disclosing Confidential and Proprietary Information in Executive ‘s possession or under its control, whether those materials are written, graphical, machine-readable (such as computer files and databases) or in any other format, including all duplicate copies made. Furthermore, Executive is restricted from making unauthorized copies of such materials upon the cessation of employment.

4.0	TERMINATION

4.1

BY AHFP. AHFP may only terminate this Agreement and Executive’s employment at any time during the Term “with cause” which shall be defined as either Executive’s: (a) conviction of a crime constituting a felony offense, (b) gross negligence, recklessness, or malfeasance in the performance of duties hereunder, which in AHFP’s board of directors reasonable judgment has caused, or is likely to cause, material harm to AHFP, (c) death, or (d) permanent irreversible medical disability. If this Agreement is terminated pursuant to subsection (a) or (b) Executive shall receive payment of Base Salary, Bonus and Benefits for the next succeeding three (3) months of this Agreement, thereafter the Agreement shall be deemed null and void. Any other termination under subsection 4.1 shall require the full payment of compensation due to Executive for the remaining duration of the Term, payable to Executive or his estate, whichever the case may be, within three (3) months of the event resulting in the termination of this Agreement. Any Bonus due under subsections (c) or (d) shall be based on the last Bonus paid to Executive as increased by at least ten percent (10%) each year unless the AHFP board of directors shall approve a greater sum to Executive for future Bonus due to Executive under this Agreement.

4.2

BY EXECUTIVE. Executive, at his sole discretion, shall be entitled to terminate this Agreement if at any time, AHFP, acting through its board of directors, shall resolve to either: (a) make a material change in his title, his responsibilities or his reporting status at AHFP, (b) enter into a corporate transaction with another person or legal entity (affiliated or non-affiliated) that results in a Change of Control (as defined below). If Executive shall elect to terminate this Agreement pursuant to subsections 4.2 (a) or (b) Executive shall receive a full payment in cash within twenty (20) days of submitting a written termination notice to AHFP equal to his Base Salary, Bonus and benefits under this Agreement for the duration of the Term. For any future calendar period where the Bonus has not been calculated it shall be the higher of one hundred thousand dollars ($100,000) or twenty percent (20%) over the previous year’s Bonus.

For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if (i) the Company and its affiliates cease to own a majority of the voting stock of the Company on a fully-diluted basis, or (ii) within any 12-month period beginning on or after the date that is three months after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Company Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director of the Company immediately before the beginning of such period shall be deemed to be a Company Incumbent Director if such director was elected to the Board of Directors of the Company by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Company Incumbent Directors either actually or by prior operation of this sub-section, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act.

For purposes of this Agreement, a “Change in Control” of the Company shall also be deemed to have occurred if (iii) a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act, other than a change of control resulting in control by Grantee or a group including Grantee occurs, (iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Grantee or a group including Grantee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company then outstanding securities.

Notwithstanding anything stated to the contrary herein, unless there is a final non-appealable determination by a court of competent jurisdiction that the conditions underlying the Executive’s vesting of his Stock Option were not lawfully fulfilled, the Executive shall be entitled to receive the Stock Option, including all underlying shares of Common Stock, regardless of the reasons for the termination of the Agreement if the Stock Option Conditions were fully satisfied.

5.0	MISCELLANEOUS

5.1	Modification, Amendment. This Agreement may not be modified or terminated in whole or in part unless the modification, termination or waiver is in writing and signed by Executive.

5.2

Severability. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction in any case, that provision will be construed by such court as broadly as possible to allow the provision to be enforceable to maximum extent allowed by law. The unenforceability of any one provision will not impair the enforceability of any other provision.

5.3

Governing Law, Forum. This Agreement shall be governed by and construed in a accordance with the laws of the State of New York, excluding any conflicts of laws principles which would require the application of the laws of any other jurisdiction. Any action pertaining to this Agreement shall be brought in the federal or state courts located in the State of New York, County of New York and all parties hereby waive all objections to the bringing of such an action in those courts on the basis of lack of personal jurisdiction, improper venue or forum non conveniens.

5.4

Entire Agreement. Executive and AHFP acknowledge receipt of a copy of this Agreement, and that this Agreement contains the complete agreement between the AHFP and Executive concerning the subject matter contained herein, and supersedes all other prior or contemporaneous agreements or understandings, whether oral or written, between the parties with respect to that subject matter.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

American Home Food Products, Inc.

By:

Daniel W. Dowe